ALR Technologies Completes Definitive Manufacturing Agreement with Infinovo Medical for the GluCurve Pet CGM Hardware

(June 29, 2022 -- Singapore) ALR Technologies SG Pte. Ltd ("ALRT" or the "Company") (OTCQB: ALRT), the diabetes management company, announces the completion of a definitive manufacturing agreement with Infinovo Medical Co. Ltd ("Infinovo") to manufacture and supply the Continuous Glucose Monitor ("CGM") hardware that will be utilized as part of the ALRT GluCurve Pet CGM (the "Manufacturing Agreement"). The Manufacturing Agreement gives ALRT the exclusive global rights to distribute the Infinovo CGM hardware for the animal health market, providing long-term production and supply. Subject to the satisfaction of all closing conditions it is expected that initial deliveries of product by Infinovo will be made during Q4 of 2022

"Executing the Manufacturing Agreement with Infinovo marks another major milestone in our path to commercialization and profitability," comments Sidney Chan, Chairman and CEO of ALRT. "Our next targeted milestone is securing distribution for the ALRT GluCurve Pet CGM. We have been working with many of the largest global distributors and pharmaceutical companies in animal health, evaluating different distribution opportunities ranging from joint venture partnerships to sales and distribution agreements. We believe we have narrowed in on the right company and right deal structure to best bring value to our shareholders and to those who care for diabetic pets. We hope to announce the details of this pivotal next step in the near future."

The Manufacturing Agreement is subject to certain closing conditions including the completion of a distribution agreement with a third party by July 31, 2022.

About Infinovo Medical Co. Ltd

Founded in 2016, Infinovo is an innovative medical technology company, focusing on developing an accurate and affordable CGM for patients which will be available for both Type 1 and Type 2 Diabetics. https://www.infinovo.com/

ALR Technologies SG Pte. Ltd.

ALRT is a data management company that developed the ALRT Diabetes Solution, a comprehensive approach to diabetes care that includes an FDA-cleared and HIPAA compliant diabetes management system that collects data directly from blood glucose meters and continuous glucose monitoring devices, and a patent pending Predictive A1C algorithm to track treatment success between lab reports and an FDA-cleared Insulin Dosing Adjustment program. ALRT also offers an algorithm to provide prescribers support for timely non-insulin medication advancements. The overall goal is to optimize diabetes drug therapies to drive improved patient outcomes. The program tracks performance of all clinical activities to ensure best practices are followed. The ALRT Diabetes Solution gives healthcare providers a platform for remote diabetes care, helping to minimize patient exposure to potential infections in clinical settings. Currently, the Company is focused on diabetes and intends to expand its services to cover other chronic diseases anchored on verifiable data.

In addition, the animal health division of ALRT has identified an unmet need in diabetes care and has developed GluCurve; a solution to assist Veterinarian Doctors to determine the efficacy of insulin and to help to identify the appropriate dose and frequency of administration of insulin for companion animals, thereby delivering the same optimization of diabetic drug therapies to pets as to humans.

ALR Technologies SG Pte. Ltd. is controlled by ALR Technologies Inc., a Company with its shares traded on the OTC:QB under the symbol "ALRT". On May 17, 2022, ALR Technologies Inc. announced an Agreement and Plan of Merger and Reorganization for the sole purpose of changing the Company's jurisdiction of incorporation from Nevada to Singapore (the "Redomicile Merger Agreement"). The Redomicile Merger Agreement is subject to the required approval of the Company's stockholders, requisite regulatory approvals, the effectiveness of the registration statement on Form F-4 filed by ALRT related to the Redomicile Merger, and other customary closing conditions. The Redomicile Merger is expected to be completed during the third quarter of 2022. See the Form 8-K filed May 20, 2022, by ALR Technologies Inc. for further information about the Redomicile Merger Agreement.

More information about the ALR Technologies Inc. can be found at www.alrt.com. Information regarding ALR Technologies SG Pte. Ltd. can be found at https://sg.alrt.com.

Contact

Ken Robulak (US)
Phone: +1 (727) 736-3838

Anthony Ngai (Singapore)
Phone: +65 3129 2924

Email: ir@alrt.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release includes certain "forward-looking statements" as defined under applicable securities legislation. All information and statements contained herein that are not clearly historical in nature constitute forward-looking statements and information, and the words "anticipate", "estimate", "believe", "continue", "could", "expect", "intend", "plan", "postulates", "predict", "will", "may" or similar expressions suggesting future conditions or events, or the negative of these terms, are generally intended to identify forward-looking information. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable, are subject to known and unknown risks, uncertainties, and other factors which may cause the actual results and future events to differ materially from those expressed or implied by such forward-looking statements. Such risks include all risks and uncertainties expressed in the cautionary statements and risk factors in the annual report on Form 10-K and other filings of ALRT with the SEC. There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Forward-looking statements include representations to the effect that the Company will receive initial deliveries of product from Infinovo in Q4 2022 and that the Redomicile Merger will close in Q3 2022. The forward-looking statements included in this news release are made as of the date hereof. ALRT disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.